THE NEW WORLD POWER CORPORATION
                      SUPPLEMENT, DATED SEPTEMBER 28, 2000
                     TO PROSPECTUS DATED SEPTEMBER 22, 2000
               "Plan of Distribution" is supplemented as follows:

Any broker-dealer purchasing securities offered by this Prospectus off the shelf can not receive compensation (calculated as the difference between the purchase and resale price of the securities) in excess of 8% on principal transactions or in excess of normal and ordinary brokerage commissions (which, in any event, may not exceed 5% of the sale price) for any agency transactions.